Exhibit 10.11

SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (“Agreement”) is dated February 15, 2024, and entered into between Tony Maslowski (“you”) and CEREBRAS SYSTEMS, INC. (“Company”). You and the Company (together, the Parties) agree as follows:
1.    Separation of Employment Relationship: Your employment relationship with the Company will terminate effective on March 15, 2024 (the “Separation Date”). You will no longer be authorized to transact business or incur any expenses, obligations and liabilities on behalf of the Company after the Separation Date.
2.    Acknowledgements: You acknowledge that the Company relied on the following representations by you in entering into this Agreement:
a.    You acknowledge that you do not have a claim of unlawful discrimination; retaliation; harassment; sexual harassment, abuse, assault, alleged criminal conduct, or other alleged unlawful employment practices or unlawful conduct against the Company or any of the Released Parties (as defined below).
b.    You have received all compensation due to you through the Separation Date as a result of services performed for the Company with the receipt of your final paycheck, including reimbursement for any estimated overpayment of deductions made for voluntary life insurance premiums, and accrued vacation.
c.    You have reported to the Company any and all work-related injuries or occupational illnesses incurred by you during employment with the Company.
d.    The Company properly provided any leave of absence because of your or your family member’s health condition or military service and you have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave.
e.    You have had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on part of the Company.
3.    Consideration: By signing below, you acknowledge that you are receiving all separation compensation and benefits outlined in this Section 3 in consideration for waiving your rights to claims referred to in this Agreement and that you would not otherwise be entitled to the separation compensation.
a.    Severance Payment. In return for your promises in this Agreement, and provided that you sign and return this Agreement and do not revoke it, the Company will make a onetime severance payment to you equivalent to six (6) months of your annual salary and 50% of your annual bonus, in the gross amount of two hundred and twenty five thousand dollars ($225,000) (the “Severance Payment”) to be paid in the March 15th payroll. Amounts the Company is paying in consideration for the Agreement will be treated as taxable compensation but are not intended by either party to be treated, and will not be treated, as compensation for purposes of eligibility or benefits under any benefit plan of the Company. All payments in this Agreement are subject to all applicable federal, state and/or local withholding and/or payroll taxes; thus, Company will make deductions, withholdings and tax reports that it reasonably and in good faith determines are required. Please note that the Severance Payment you receive will be net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require Company to make any payments to compensate you for any adverse tax effect associated with any payments, benefits, stock options or for any deduction or withholding from any payment.
b.    COBRA. In return for your promises in this Agreement, and provided that you sign and return this Agreement and do not revoke it, and upon your timely election to continue your existing health benefits under COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, your COBRA benefits will be extended for thirty six (36) months from your Separation Date (“COBRA Coverage Period”). During the first twenty-four (24) months of your COBRA Coverage Period, the premiums will be paid by the Company (the “Company Coverage Period”), but you will be responsible for any and all co-pays and deductibles. At the end of the Company Coverage Period, during the remaining twelve (12) months of the COBRA Coverage Period, you will be entirely responsible for paying all premiums, as well as any and all co-pays and deductibles. Subject to the above, medical, dental and vision insurance coverage, if any, shall be continued only to the extent required by COBRA and only to the extent you timely fully pay the premium payments yourself after the Company Coverage Period. You understand that if you choose not to sign this Agreement, the Company will cease contributing to the cost of your health insurance premiums on your Separation Date and that, thereafter, you will be responsible for paying 100% of your COBRA premiums.
c.    Accelerated Vesting of Stock Options. In return for your promises in this Agreement, and provided that you sign and return this Agreement and do not revoke it, the Company agrees to automatically accelerate vesting of all outstanding stock options granted to you by the Company to purchase Company common stock and any restricted stock, restricted stock units or other equity interest in the Company. Except as otherwise set forth below, your rights concerning any and all vested options will continue to be governed by the Stock Option Agreements in place between you and Company.
d.    Extension of Stock Option Exercise Period. You acknowledge that you have requested the Company to extend the Post-Termination Exercise Period of your vested incentive stock options, and understand the tax consequence of such request. In return for your promises in this Agreement, and provided that you sign and return this Agreement and do not revoke it, the Company shall extend the exercise period for any vested employee stock option(s) as of your Separation Date for (12) months for your option grant priced at $5.02, and eighteen (18) months for your option grant priced at $7.89. Because your employment is terminating on the Separation Date, none of your unvested shares can ever vest. Except for the extension to your exercise period as set forth in this Section 3.c. your rights concerning any and all vested options will continue to be governed by the Stock Option Agreements in place between you and Company.
I UNDERSTAND THAT TO THE EXTENT ANY OF MY VESTED OPTIONS QUALIFIED AS “INCENTIVE STOCK OPTIONS,” THE EXTENSION OF THE POSTTERMINATION EXERCISE PERIOD THEREOF (AS DESCRIBED IN THIS SECTION 3.c), WILL BE A MODICATION OF SUCH INCENTIVE STOCK OPTIONS, WILL DISQUALIFY THE OPTIONS AS INCENTIVE STOCK OPTIONS AND SHALL RESULT IN MY HAVING NON-STATUTORY STOCK OPTIONS. I ALSO AGREE AND UNDERSTAND THAT THIS MEANS THAT WHEN I EXERCISE MY VESTED OPTIONS THAT THE SPREAD BETWEEN THE THEN FAIR MARKET VALUE OF THE UNDERLYING SHARES AND THE EXERCISE PRICE OF MY VESTED OPTIONS WILL BE ORDINARY INCOME THAT WILL BE REPORTED TO ME AS WAGES ON MY W-2 FOR THE YEAR IN WHICH THE EXERCISE OCCURS AND THAT I MUST MAKE ARRANGEMENTS SATISFACTORY TO THE COMPANY FOR THE COLLECTION OF ANY TAX WITHHOLDING AS A RESULT OF THE EXERCISE AND AS A CONDITION TO THE COMPANY HAVING TO RESPECT THE EXERCISE AND DELIVER SHARES TO ME. I UNDERSTAND AND AGREE THAT THE COMPANY WILL DETERMINE IN GOOD FAITH WHAT THE FAIR MARKET VALUE OF THE UNDERLYING SHARES IS AT THE TIME OF EXERCISE AND I AGREE TO ACCEPT THE COMPANY’S DETERMINATION OF FAIR MARKET VALUE AT THAT TIME WITH RESPECT TO THE AMOUNT OF TAX WITHHOLDING THAT IS DUE IN CONNECTION WITH THE EXERCISE.
e.    Waiver of ROFR. You acknowledge that you have requested the Company waive its Right of First Refusal for all third party stock sales which is set forth in the applicable Company Stock Purchase Agreement (“ROFR”). In return for your promises in this Agreement, and provided that you sign and return this Agreement and do not revoke it, Company agrees to waive the ROFR. In addition, the Company agrees to waive any transaction fees charged by the Company arising from the sale of your shares in the Company in the secondary market, prior to any Company IPO.
4.    Full and Final Release: In exchange for the severance benefits provided by the Company under Section 3 of this Agreement, you, for yourself personally and your representatives, spouse, heirs, executors, administrators, successors and assigns, fully, finally and forever release and discharge the Company and its parents, subsidiaries, affiliates, and related entities, as well as their respective successors, assigns, officers, owners, directors, agents, representatives, attorneys, insurers, and employees, shareholders, members and managers (Released Parties), of and from all claims and potential claims that may legally be waived by private agreement, whether known or unknown, which you have asserted or could assert against the Company arising out of or relating in any way to acts, circumstances, facts, transactions, or omissions based on facts occurring up to and including the date you sign this Agreement. Specifically included in this waiver and release are, among other things, claims of unlawful discrimination, harassment, retaliation, or failure to accommodate; related to terms and conditions of employment; for compensation or benefits; and/or for wrongful termination of employment, under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1866, the Employee Retirement Income Security Act (ERISA), the Age Discrimination in Employment Act (ADEA), the Family and Medical Leave Act (FMLA), the National Labor Relations Act (NLRA), the Pregnancy Discrimination Act, the Worker Adjustment Retraining and Notification Act, and as applicable depending upon the jurisdiction where you were employed, any analogous state laws related to your employment including state fair employment or anti-discrimination laws, wages payment or minimum wage laws, equal pay acts, paid or unpaid family and medical leave laws, and any amendments to such laws, or any other federal, state or local statute, constitution, charter, rule, ordinance, regulation or order [or those of any other county], as well as claims in equity or under the common law for tort, breach of contract (express or implied, written or oral), wrongful discharge, defamation, emotional distress, and negligence or other unlawful behavior.
As an employee residing in the state of California, then you are releasing all rights under section 1542 of the California Civil Code, which provides:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him or her would have materially affected his or her settlement with the debtor or released party.
5.    Non-Admission: You understand and agree that the release and accord and satisfaction set forth in Section 4 constitute a final compromise of the claims released thereby, and is not an admission by the Released Parties that any such claims exist and/or of liability by the Released Parties with respect to such claims. Nothing in this Agreement, nor any of its terms and provisions, nor any of the negotiations or proceedings connected with it, constitutes, will be construed to constitute, will be offered in evidence as, received in evidence as and/or deemed to be evidence of an admission of liability or wrongdoing by any and/or all of the Released Parties, and any such liability or wrongdoing is hereby expressly denied by each of the Released Parties. The release and the accord and satisfaction in Section 4 are, however, and may be asserted by any one or more of the Released Parties as an absolute and final bar to any suit or proceeding brought by you against any one or more of the Released Parties; provided, however, that nothing contained in this Agreement shall be construed to prevent an action for breach of this Agreement itself.
6.    Property and Proprietary Information: You shall not retain, use and/or disclose any confidential and/or proprietary information you learned or acquired while employed by the Company, including, but not limited to, personnel and compensation information other than your own; financial information and data; technical data and information; programmatic and operational information; customer identities and information; marketing plans, data and information; business information; strategy; research; information related to the Company’s computer and/or communications systems; and/or information the nature of which would commonly be reasonably understood to be confidential (“Confidential Information”), except as required by law. You further promise that you shall not directly or indirectly use, disclose, reproduce, sell, retain, remove from the premises, make available to any other person or entity, or use for your own or for any other person or entity’s benefit, any portion of the Confidential Information. You also promise that you shall not use any such Confidential Information to damage Releasees or their interests, or any other person or entity with which the Company does business. By signing this Agreement, you certify that: (i) you have returned to the Company any and all Confidential Information and except for the Company Issued Laptop (as defined below), all other materials, documents and/or property belonging to the Company and/or any of its affiliated entities, including the originals and any and all copies thereof, whether in hard copy or electronic form, which were in your possession or under your control, including without limitation files, documents, lists, records, customer information, manuals, reports, software and hardware, laptops, printers, computers, cell phone, iPhone, iPad, tablet, blackberry or other PDA, keys, equipment, identification cards, access card, corporate credit cards, mailing lists, rolodexes, personnel information, electronic information and files, computer print-outs, and computer disks and tapes, all without any destruction, deletion, alteration or any other type of compromise, whether such data and/or property was in hard copy or electronic form, (ii) after returning such property to the Company, you have not retained any copies of any Confidential Information and/or any other materials, documents and/or property belonging to the Company and/or any of its affiliated entities, (iii) after returning such property to the Company, you have permanently deleted all Confidential Information from your home and/or personal computer drives and from any other personal electronic, digital or magnetic storage devices, and (iv) you shall remain in strict compliance with your obligations under any applicable Company policies, including without limitation those restricting the use of Confidential Information, prohibiting conflicts of interest, prohibiting solicitation of employees or customers, prohibiting competition, and assigning intellectual property. Notwithstanding anything to the contrary, as long as you entirely delete or erase all Company data, content and/or information, including but not limited to Confidential Information, from the Company issued Apple Macbook Pro (the “Company Issued Laptop”), you will be entitled to retain possession of the Company Issued Laptop after your Separation Date.
7.    Confidentiality of Agreement: The provisions and negotiation of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever except as required pursuant to legal process (e.g., a judicially enforced subpoena); provided, however, that you may disclose this Agreement to members of your immediate family, to your attorney, accountant/tax preparer, and financial advisor if necessary to obtain their professional advices, or as may be necessary to enforce the Agreement’s terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee(s).
8.    Cooperation: You agree to cooperate with the Company to the extent it involves any litigation against the Company by a third party and as it directly relates to matters within your knowledge or responsibility. In any legal proceeding, or prior to providing any witness declaration or other sworn testimony, you are obligated to disclose to Company’s designated legal counsel any information you have or testimony that you may give, which has potential adverse consequences for the Company or that may negatively impact Company’s claims or defenses in that proceeding or action. At all times you are compelled to provide truthful sworn testimony. With reference to the scope of your cooperation, at the Company’s sole and exclusive expense you agree (i) to meet with Company legal counsel or legal representatives, at mutually convenient times and places with respect to any items within the scope of this provision; (ii) if subpoenaed to appear as a witness to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; (iii) to provide the Company with notice of contact by any non-governmental adverse party or such adverse party’s representative, except as may be required by law. The Company shall reimburse you for all out-of-pocket expenses incurred by you in connection with the cooperation described in this paragraph. Additionally, Company will compensate you a rate of Five Thousand Dollars ($5,000) per day, with a two hour minimum, for your time providing Company with assistance and cooperation related to any litigation against the Company, including but not limited to the Rex patent case.
This paragraph shall not require you to cooperate with the Company regarding any claim, charge or litigation in which you are a charging or complaining party, or any confidential investigation by a government agency in which you are asked by such agency to maintain information in confidence.
9.    Mutual Non-Disparagement: You agree that you shall not make, directly or indirectly, to any person or entity, including but not limited to the Company’s present, future, and/or former employees and/or clients, and/or the press, any negative, derogatory or disparaging oral, written and/or electronic statements about the Company, their Executive Management Team, their board members, shareholders, officers, current or former employees or agents whether acting in their individual or representative capacity, their products and services, or your employment with and/or separation from employment with the Company, or do anything which damages the Company or any of its and/or their products and services, reputation, good will, financial status, or business or client relationships. You further agree not to post any such statements on the internet or any blog or social networking site, including but not limited to Facebook, Glassdoor, LinkedIn, or any other internet site or platform.
The Company and all the Released Parties agree that he/she/it/they shall not make directly or indirectly any negative or disparaging oral or written statements to any third parties about You.
10.    Employment Reference Inquiries: You will direct all employment reference inquiries to Andrew Feldman, at [***] and/or members of the Board of Directors of the Company, past or present. The Company will respond to all such reference requests by prospective employers by providing only dates of employment and job title.
11.    Non-Solicitation: Commencing on the Separation Date, and for a period of twelve (12) months thereafter, you shall not directly or indirectly, offer any employment to or solicit services from, or endeavor to solicit or hire away, from the Company, any employee or customer of the Company, or interfere with any material business relationship of the Company.

12.    Applicable Law: This Separation Agreement shall be governed by and interpreted under the law of the state of California. Venue of any disputes shall be and take place in the Superior Court for the County of Santa Clara.
13.    Complete Release: This Release constitutes the complete and total agreement between you and the Company with respect to issues addressed in this Agreement, except your obligations you may have under any other Agreements with the Company regarding the non-disclosure of trade secrets and confidential or proprietary information, prohibiting solicitation of customers, suppliers, or employees, prohibiting competition with the employer, assigning intellectual property, or providing for a dispute resolution mechanism, contained in any agreements you have entered into with the Company under applicable law. You understand and agree that you continue to be bound by the terms of your onboarding and new hire documentation, including (without limitation) your Proprietary Information And Inventions Agreement, which shall be fully incorporated by reference herein, which contain obligations that apply following your Separation Date. You represent that you are not relying on any other written or oral representations not fully expressed in this document. You agree that this Agreement shall not be modified, altered, or discharged except by written instrument signed by you and an authorized Company representative. The headings in this document are for reference only, and shall not in any way affect the meaning or interpretation of this Agreement.
14.    Severability: You agree that should any part of this Agreement be found to be void or unenforceable by a court of competent jurisdiction, that determination will not affect the remainder of this Agreement.
15.    Use As Evidence: The Parties agree that this Agreement may be used as evidence in a subsequent proceeding in which any of the Parties allege a breach of this Agreement or as a complete defense to any lawsuit brought by any party. Other than this exception, the Parties agree that this Agreement will not be introduced as evidence in any proceeding or in any lawsuit.
16.    Binding Agreement and Covenant Not to Sue: You understand that following the Revocation Period (as defined below), this Agreement will be final and binding. You promise not to pursue any claim that is settled by this Agreement. If you break this promise or fail to comply with your obligations under the Agreement, you agree to pay all of the Company’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims covered by this Agreement or any Released Party’s efforts to enforce the terms of this Agreement, except this covenant not to sue does not apply to claims under the Older Worker Benefit Protection Act (OWBPA) and the ADEA. Although you are releasing claims that you may have under the ADEA, you may challenge the knowing and voluntary nature of this release before a court, the Equal Employment Opportunity Commission (EEOC) or any other federal, state, or local agency charged with the enforcement of any employment laws. You understand, however, that if you pursue a claim against the Company under the OWBPA and/or the ADEA to challenge the validity of this Agreement and the Company prevails on the merits of an ADEA claim, or a Released Party files a lawsuit or arbitration to enforce any part of this Agreement, a court has the discretion to determine whether the Company is entitled to restitution, recoupment, or set off (hereinafter “reduction”) against a monetary award obtained by you in the court proceeding. A reduction never can exceed the amount you recover, or the consideration you received for signing this Agreement, whichever is less. This provision is not intended to preclude otherwise available recovery of attorneys’ fees or costs specifically authorized under applicable law.
17.    Advice of Counsel: By this provision of the Agreement, you are hereby advised in writing to consult with an attorney and/or any other advisor of your choice before signing this Agreement. You acknowledge that you have read and fully understand the terms of this Agreement. You further acknowledge that you have had the opportunity to consult with an attorney of your choice regarding the terms of this Agreement prior to signing this Agreement.
In any legal action or other proceeding arising out of the terms of this Separation Agreement or brought to enforce or interpret the terms of this Separation Agreement, the “prevailing party” shall be entitled to recover reasonable attorneys’ fees and costs. The “prevailing party” is defined as that party who has been awarded a judgment after trial on the merits of a result that is more than 50% favorable to it/him/her based on its claims or counter-claims.
18.    Consideration Period: Because you are 40 years of age or older, you are hereby informed that you have or might have specific rights and/or claims under the Age Discrimination and Employment Act of 1967, as amended (the “ADEA”). You acknowledge that, in consideration for the amounts described in Section 3, which you are not otherwise entitled to receive, you, knowingly and voluntarily, are waiving and releasing any rights you may have under the ADEA. You also acknowledge that: (a) you have been advised by this writing that you should consult with an attorney prior to executing this Agreement; (b) you have at least twenty-one (21) days within which to consider this Agreement (the “Consideration Period”); and (c) you understand and agree that any changes to the Agreement (whether material or immaterial) will not restart the consideration and review period. You must not sign this Agreement prior to the Separation Date. If you choose to sign this Agreement before the Consideration Period ends, you represent that it is because you freely chose to do so after carefully considering its terms. You agree the Company has made no threats or promises to induce you to sign earlier.
19.    Revocation Period: You shall have seven (7) calendar days from the date you sign this Agreement to revoke this Agreement by delivering a written notice of revocation to the same person as you returned this Agreement (Revocation Period). If the Revocation Period expires on a weekend or holiday, you will have until the end of the next business day to revoke. This Agreement will become effective on the day after the end of the Revocation Period (Effective Date), provided you do not revoke this Agreement.
20.    Return of Signed Agreement: You are required to return your signed Agreement and any written revocation notice.
21.    No Amounts Owing. You acknowledge and agree that, except for the specific financial consideration in this Agreement, you have been paid and provided all wages, commissions, incentive pay, bonuses, vacation pay, sick pay, paid time off, holiday pay, stock and stock options, equity, severance pay, expenses, and any other form of compensation that may be due to you now or in the future in connection with your employment with or separation of employment from Company. The payments in Sections 3 shall be complete payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Released Parties to You.
22.    No Interference with Rights: You understand this Agreement does not apply to (i) claims for unemployment or workers’ compensation benefits, (ii) claims or rights that may arise after the date that you sign this Agreement, (iii) claims for reimbursement of expenses under the Company’s expense reimbursement policies, (iv) any vested rights under the Company’s ERISA-covered employee benefit plans as applicable on the date you sign this Agreement, and (v) any claims that controlling law clearly states may not be released by private agreement. Moreover, nothing in this Agreement (including but not limited to the acknowledgements, release of claims, the promise not to sue, the confidentiality and non-disparagement obligations, cooperation, and the return of property provision) prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful or waives your right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when you have been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature, or is intended to or will be used in any way to limit your rights to make truthful statements or disclosures regarding unlawful employment practices, provided that you shall not reveal proprietary information consisting of non-public trade secrets, business plans, and customer information; (vii) limits or affects your right to challenge the validity of this Agreement under the ADEA or the OWBPA, (viii) prevents you from communicating with, filing a charge or complaint with; providing documents or information voluntarily or in response to a subpoena or other information request to; or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, the Occupational Safety and Health Administration, law enforcement, or any other any federal, state or local agency charged with the enforcement of any laws, or from responding to a subpoena or discovery request in court litigation or arbitration (ix) precludes you from exercising your rights, if any, under Section 7 of the NLRA or under similar state law to engage in protected, concerted activity with other employees, including discussing your compensation or terms and conditions of employment, although by signing this Agreement you are waiving your right to recover any individual relief (including any backpay, front-pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party, except for any right you may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or where otherwise prohibited
Notwithstanding your confidentiality and non-disclosure obligations in this Agreement and otherwise, you understand that as provided by the Federal Defend Trade Secrets Act, you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

By Company: CEREBRAS SYSTEMS, INC.
In exchange for the promises contained in this Agreement, the Company shall pay and deliver the Severance Amount and provide the benefits set forth in this Agreement.

2/19/24	Andrew Feldman, CEO	/s/ Andrew Feldman
Date	Name/Title	Signature
By You:
I, THE UNDERSIGNED BELOW, REPRESENT THAT I HAVE BEEN ADVISED IN WRITING TO CONSULT WITH A LAWYER BEFORE SIGNING THIS AGREEMENT, I HAVE READ THE FOREGOING AGREEMENT, I FULLY UNDERSTAND ITS TERMS AND CONDITIONS AND ITS LEGAL AND BINDING EFFECT, AND I AM VOLUNTARILY, DELIBERATELY AND OF MY OWN FREE WILL EXECUTING IT. IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE RELEASED PARTIES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

2/19/2024	Anthony E. Maslowski	/s/ Anthony E. Maslowski
Date	Employee Name	Signature